Exhibit 3.2

FIRST AMENDMENT TO

OPERATING AGREEMENT OF

HERBST GAMING, LLC

This First Amendment to Operating Agreement (“First Amendment”) of Herbst Gaming, LLC, a Nevada limited liability company (“Company”), is entered into and effective as of May 20, 2011, by Thomas M. Benninger, Scott D. Henry, Don R. Kornstein, David D. Ross, and Michael Rumbolz (collectively, the “Board of Directors”).

RECITALS

A.                                   The Company is governed by that certain Operating Agreement of the Company, dated as of December 31, 2010 (“Operating Agreement”), to which the Members are deemed to be parties pursuant to the Plan.

B.                                     The Board of Directors, being permitted under Section 12.1 of the Operating Agreement to amend the Operating Agreement where such amendment does not adversely affect the right of any Member in any material respect and where such amendment is of an inconsequential nature, as reasonably determined by the Board of Directors, hereby acknowledge and affirm the amendment to the Operating Agreement to be effected by this First Amendment (i) does not adversely affect the right of any Member in any material respect and (ii) and is of an inconsequential nature as reasonably determined by the Board of Directors, and the Board of Directors thus hereby agree to amend the Operating Agreement as provided in this First Amendment.

C.                                     Any capitalized term used in this First Amendment and not defined shall have the meaning given to such term in the Operating Agreement.

AGREEMENTS

NOW, THEREFORE, the Board of Directors agree that the foregoing recitals are true and correct and are part of this First Amendment, and the Board of Directors hereto further agree to amend the Operating Agreement of the Company as follows:

1.                                      Name of Company.  Section 1.2 of the Operating Agreement is hereby deleted in its entirety and replaced with the following:

Section 1.2                              Name.  The name of the Company is “AFFINITY GAMING, LLC,” as such name may be modified from time to time by the Board of Directors as it may deem advisable.

2.                                      Definition of Company.  The definition of “Company” in Section 2.1 of the Operating Agreement is hereby deleted in its entirety and replaced with the following:

“Company” means the limited liability company formed by the filing of the Articles and governed by this Agreement under the name “Affinity Gaming, LLC.”

Furthermore, each and every other reference to the “Company” in the Operating Agreement means “Company” as such term is defined in this First Amendment.

3.                                      Full Force and Effect.  Except as set forth in this First Amendment, all terms, covenants and conditions of the Operating Agreement remain in full force and effect.

4.                                      Counterparts; Facsimile or Electronic Signature.  This First Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one agreement.  Delivery of this First Amendment may be accomplished by facsimile transmission of this First Amendment.

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IN WITNESS WHEREOF, the Board of Directors of the Company has executed this First Amendment to the Operating Agreement as of the date(s) below written to be effective as of the first day written above.

Thomas M. Benninger

Date:

Scott D. Henry

Date:

Don R. Kornstein

Date:

David D. Ross

Date:

Michael Rumbolz

Date:

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